Exhibit 10.13


[Storage Technology Corporation Letterhead Appears Here]


December 6, 1995


David E. Weiss
6900 Pawnee Way
Longmont, Colorado  80503


Dear Dave:

   This letter (the "Agreement") sets forth the terms and conditions of your continued employment with Storage Technology Corporation (the "Company") from and after November 15, 1995, and supersedes and replaces prior employment agreements, including, but not limited to, the agreement dated February 17, 1995. In consideration of your continued employment by the Company and the mutual covenants and agreements contained herein, you and the Company agree as follows:

   1. Position.   You will be employed full time by the Company as Chief
Operating Officer of the Company. You will report to the Chief Executive Officer ("CEO") and perform such duties as may be assigned you from time to time by the CEO. During the employment term, you shall devote your entire working time, attention, and energies to the business of the Company.
Except for personal investments, which shall not conflict with the business of the Company, you shall not engage in any other business activity or activities that require personal services by you which, in the judgment of the CEO, in his sole discretion, may conflict with the proper performance of your duties hereunder.

   2. Employment. The term of your employment (the "Employment Term") shall continue and end (unless extended as provided herein) on December 31, 1997. The Employment Term may be extended by mutual written agreement between you and the Company.

   3. Base Compensation. For your services during the Employment Term, the Company will pay you an annual base salary, effective December 2, 1995, of $425,000 per year. Such salary shall be payable in installments in accordance with the regular payroll policies of the Company in effect from time to time during the Employment Term. The amount of your base salary shall be reviewed, and adjusted as appropriate, from time to time (but at least annually) during the Employment Term. Any adjustment to your salary will be based on an analysis of competitive salaries developed by a professional third party as well as upon an assessment of the performance and condition of the Company.

   4. Bonuses.

      MBO Bonus Program. The Company currently maintains a Management by Objective Bonus Program (the "MBO Program"). During the Employment Term, you shall be eligible for such bonuses in accordance with the MBO Program as may be established from time to time by the Company's Board of Directors (the "Board"). During the Employment Term, your On Plan Bonus potential percentage shall be 60%. Any such payments under the MBO Program shall be made in accordance with the provisions, and under the conditions contained in, the MBO Program and the terms of any bonus award authorized for you by the Board; provided; however, that your bonus entitlement shall be based on reasonable forecasts related to the Company's status at the beginning of each year, taking into account industry norms.

   5. Termination of Employment.

      (a) Termination Without Cause.  If, during the Employment Term,
(i) the Company elects to terminate your employment without "Cause" (as that term is defined in subparagraph 5(d)); (ii) you should elect to terminate your employment for any reason, within six months after the appointment of a person other than you as the new chief executive officer of the company; or
(iii) you should die, without Cause existing at such time, you shall be entitled to receive, as a severance payment a payment equal to two times the sum of (a) your then current rate of annual base compensation and (b) 100% of your then current bonus percentage under the MBO Program (whether or not such bonus would have been otherwise payable). Payment of such amount shall be expressly subject to execution by you of a release and covenant not to compete, effective as of your termination date, in the form attached hereto as Exhibit A. Such amount shall be paid to you in a cash lump sum within thirty days after your termination of employment, pursuant to this subparagraph 5(a).

      (b) Termination in the Event of Sale, Merger or Change of Control. If the Company is sold, or merged with or into another company (in a transaction in which the Company is not the surviving entity), or in which the stockholders of the Company immediately prior to the merger own 50% or less of the Company after the merger, or all or substantially all of the assets of the Company are sold, or more than 25% of the outstanding voting capital stock of the Company is acquired by another person or persons (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acting as a group (any of which events is referred to hereinafter as a "Change in Control"), and your employment is terminated either by you for any reason or by the Company without Cause, and such termination occurs within 24 months after the date of any such Change in Control, then, upon such termination, and subject to the provisions of the following paragraph, the Company will pay you an amount equal to two times your annual base salary then in effect, plus two times 100% of your On Plan Bonus under the MBO Program based on your annual salary and On Plan Bonus potential percentage in effect immediately prior to the Change in Control (which shall be calculated as if the Company meets its plan for such year and which shall be payable whether or not the Company does in fact meet its plan); (ii) all outstanding stock options shall fully vest and become exercisable in full; and (iii) the Company's right to repurchase shall terminate with respect to any stock earlier purchased by you under the Company's 1987 Equity Participation Plan, and all such stock shall become fully vested. In addition, after such termination of employment, you shall be entitled to exercise all stock options in accordance with the terms of the Option Agreements. To the extent you would be entitled to payments or your rights to restricted stock or stock options would vest not only pursuant to the terms of this Agreement, but also pursuant to the provisions of other agreements with the Company, then such payments shall be deemed made and such vesting shall be deemed to occur pursuant to the terms of such other agreements, and not under the terms of this Agreement.

      (c) Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, any determination required under this paragraph shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

      (d) Termination for Cause. If the Company, during the Employment Term, elects to terminate your employment for cause (as that term is defined below), your employment will terminate on the date fixed for termination by the Company, and thereafter the Company will not be obligated to pay you any additional compensation, whether in the way of base compensation, bonus, or otherwise, other than the compensation due and owing through the date of
termination.    "Cause," for purposes of this Agreement, shall mean any of the following: (1) willful breach by you of any provision of this Agreement; (ii) gross negligence or dishonesty in the performance of your duties hereunder; (iii) engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with your duties owed to, the Company; or (iv) engaging in conduct which is materially detrimental to the business of the Company; or
(v) any intentional violation of Company policies applicable to employees of your position with the Company.

   6. Benefit Programs. During the Employment Term, you shall be entitled to such benefits and benefits programs that apply to you and your position as the Company and the Board may adopt from time to time, in accordance with the provisions of such programs, including by way of example, but not limitation, medical benefits, vacation, Company-provided car, and tax preparation advice.

   7. Travel and Entertainment. During the Employment Term, you shall be entitled to the payment of, or reimbursement for, your reasonable travel and entertainment expenses incurred in furthering the business of the Company, in accordance with the provisions of Company policies governing the payment or reimbursement of such amounts in existence from time to time.

   8 .    Miscellaneous Provisions.

      (a) Withholding. All payments to you, pursuant to this Agreement, shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax agency authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.

      (b) Confidentiality Agreement. You and the Company previously entered into the Company's standard form of confidential inventions and trade secrets agreement. You agree that, during the Employment Term, you will comply with all provisions of said agreement and will enter into such modifications or amendments thereof as the Company may reasonably request from time to time.

      (c) Notice. Any notice required to be given in accordance with the provisions of this Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first-class, postage-prepaid, in the United States mail, to you at the address set forth above or to the Company at its principal business address, or at such other address for a party as shall be specified by like notice, provided that notice of change of address shall be effective only upon receipt thereof.

      (d) Governing Law. This Agreement is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the laws of the State of Colorado.

      (e) Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms.

      (f) Entire Agreement. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof, except as expressly stated to the contrary herein, and supersedes all previous agreements or understandings, whether oral or written, except as may be expressly stated herein.

      (g) Amendment of Agreement. This Agreement may not be modified or amended, and no provisions of this Agreement may be waived, except by a writing signed by the parties hereto.

If this letter accurately sets forth the terms of our agreement relating to your employment from and after November 14, 1995, please sign the enclosed copy of this letter in the space provided below and return it to the Company.

                              Very truly yours,

                              STORAGE TECHNOLOGY CORPORATION

                              /s/ Ryal R. Poppa
                              --------------------
                              Ryal R. Poppa

Accepted and Agreed:

 /s/ David E. Weiss
--------------------------
David E. Weiss